PENN SERIES FUNDS, INC.

FORM OF AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated as of May 14, 2015 to the Investment Sub-Advisory Agreement (the “Agreement”) dated as of May 1, 2013, between Independence Capital Management, Inc. (the “Adviser”) and Janus Capital Management LLC (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser changed its name from Independence Capital Management, Inc. (“ICMI”) to Penn Mutual Asset Management, Inc. (“PMAM”) effective January 1, 2015; and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to reflect the Adviser’s new name;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Adviser and the Sub-Adviser hereby agree as follows:

All references in the Agreement to the Adviser shall refer to PMAM, and all references to ICMI shall be replaced with references to PMAM.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, INC.		JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Keith G. Huckerby	By:	/s/ Russell P. Shipman
Name:	Keith G. Huckerby	Name:	Russell P. Shipman
Title:	President & Chief Marketing Officer	Title:	Senior Vice President, Retirement Strategy